Exhibit 10

Schedule of Transactions

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
5/10/06	170,213	$6.4765
5/11/06	42,553	$6.3021
5/12/06	25,617	$6.0369
Total Common Shares	238,383

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
5/10/06	29,787	$6.4765
5/11/06	7,447	$6.3021
5/12/06	4,483	$6.0369
Total Common Shares	41,717

*	Excludes Brokerage Commissions